EXHIBIT 23.1

                               Stan J.H. Lee, CPA
             2160 North Central Rd. Suite 203 * Fort Lee * NJ 07024
                  P.O. Box 436402 * San Ysidro * CA 92143-9402
                    619-623-7799 * Fax 619-564-3408 * E-mail)
                                stan2u@gmail.com


To Whom It May Concern:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of September 7, 2010, on the audited financial statements of E-Band Media, Inc. as of June 30, 2010 and for the period from April 29, 2010 ( inception) to June 30, 2010 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA
October 20, 2010